EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-184445) of Malvern Bancorp, Inc. (the “Company”) of our report dated December 26, 2012, relating to the Company’s consolidated financial statements as of and for the year ended September 30, 2012, included as Item 8 in this Form 10-K.

/s/ ParenteBeard LLC

Allentown, Pennsylvania
December 19, 2013